Exhibit 99.1

LOS ANGELES  •  MONTREAL  •  LONDON •  TOKYO

INVESTOR RELATIONS CONTACT:

Andrew Greenebaum/Allyson Pooley
Integrated Corporate Relations
 Phone:  310.395.2215

JAMDAT MOBILE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

LOS ANGELES, CA – February 24, 2005 – JAMDAT Mobile Inc. (Nasdaq: JMDT)

•                  Fourth quarter 2004 revenues of $11.6 million marked JAMDAT’s twelfth consecutive quarter of double-digit sequential revenue growth (up 22% over third quarter 2004 and a 122% increase over fourth quarter 2003)  Fiscal year 2004 revenues of $36.6 million, represented JAMDAT’s third consecutive year of triple digit revenue growth with a 171% increase over 2003.

•                  Fourth quarter 2004 GAAP net income of $0.6 million, or $0.03 per diluted share, compared to a net loss of $1.8 million in the prior year period.  Fiscal year 2004 GAAP net income of $1.8 million, compared to a net loss of $7.1 million in 2003.

•                  Fourth quarter 2004 adjusted net income of $1.2 million, or $0.06 per diluted share, compared to an adjusted net loss of $1.2 million in the prior year period.  2004 adjusted net income of $5.1 million compared to an adjusted net loss of $2.8 million in 2003.

JAMDAT Mobile Inc. (NASDAQ: JMDT), a global wireless entertainment publisher, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

Fourth quarter 2004 revenues were $11.6 million, an increase of 122% over the $5.2 million recorded in the fourth quarter of 2003.  GAAP net income for the fourth quarter was $0.6 million, or $0.03 per diluted share, compared to a net loss of $1.8 million in the prior year period.  Included in the fourth quarter 2004 results was a non-cash, stock-based compensation charge of $0.5 million, compared to a charge of $0.6 million in the prior year period.  Adjusted net income, which excludes amortization of stock compensation and other intangibles, was $1.2 million or $0.06 per diluted share in the fourth quarter 2004, compared to an adjusted net loss of $1.2 million in the prior year period.

For the fiscal year ended December 31, 2004, revenues increased 171% to $36.6 million from $13.5 million for fiscal year 2003.  Fiscal year 2004 GAAP net income was $1.8 million, compared to a net loss of $7.1 million for fiscal year 2003.  These results include a non-cash, stock-based compensation charge of $3.0 million compared to a charge of $4.0 million in the prior year.  Adjusted net income for the year was $5.1 million, compared to an adjusted net loss of $2.8 million for fiscal year 2003.

Cash, cash equivalents and marketable investments at December 31, 2004, totaled $64.9 million.

First Quarter 2005 and Full Year 2005 Outlook

JAMDAT today also provided guidance for the first quarter ending March 31, 2005, and the full year ending December 31, 2005.

JAMDAT MOBILE INC.

3415 S. SEPULVEDA BLVD. SUITE 700, LOS ANGELES, CA 90034  USA

First Quarter 2005 Outlook

For the first quarter ending March 31, 2005, JAMDAT expects revenue of approximately $14.1 million (compared to $7.0 million in the prior year period); GAAP net income of approximately $0.08 per diluted share; and adjusted net income of approximately $0.12 per diluted share.  Net income per share calculations for the first quarter of 2005 are based on an estimated 21.3 million diluted shares outstanding.

Full Year 2005 Outlook

For the full year ending December 31, 2005, JAMDAT expects revenue of approximately $60 million to $62 million (compared to $36.6 million in the prior year); GAAP net income of approximately $0.42 to $0.44 per diluted share; and adjusted net income of approximately $0.52 - $0.54 per diluted share.  Net income per share calculations for the full year 2005 are based on an estimated 21.7 million diluted shares outstanding.  Full year GAAP net income does not take into account the impact of Statement of Accounting Standards (“SFAS”) 123(R) related to the expensing of stock options which the Company anticipates adopting in the third quarter of 2005.  The Company is still determining the financial impacts of adoption.  Adoption of SFAS 123(R) will not have an impact on the Company’s expectations of adjusted net income.

Investor Conference Call

JAMDAT’s quarterly earnings conference call is scheduled to begin today at 1:45 p.m., Pacific Standard Time (USA), on Thursday, February 24, 2005.  The conference call will be broadcast live over the Internet. Investors may listen to the live webcast at www.jamdat.com.  For those who are not available for the live broadcast, the call will be archived on JAMDAT’s investor website.

Non-GAAP Measures

To supplement JAMDAT’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, JAMDAT uses non-GAAP measures of certain components of financial performance, including net income, gross profit and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses.  These non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of core operating results.  These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

About JAMDAT Mobile Inc.

JAMDAT Mobile Inc. is a global publisher of wireless entertainment applications, including games, ring tones, images and other content.  JAMDAT’s application portfolio is based on original and licensed intellectual properties and includes JAMDAT Bowling, Lemonade Tycoon®, Bejeweled, The Lord of the Rings®, Tony Hawk’s® Underground and Scrabble®.  JAMDAT distributes its applications through wireless carriers, including Boost Mobile, China Mobile, Cingular Wireless, 02 (UK), Nextel, NTT DoCoMo, Orange, Sprint, Telefonica Moviles, T-Mobile, Verizon Wireless, Virgin Mobile, Vivo and Vodafone. For more information, please visit www.jamdat.com.

Safe Harbor Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for JAMDAT’s markets and the demand for its products. Factors that could cause JAMDAT’s actual results to differ materially from these forward-looking statements include anticipated growth in the handset market, JAMDAT’s ability to effectively market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are also cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

JAMDAT Mobile Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of December 31, 2003	As of December 31, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,133	$31,385
Restricted cash	830	11
Short-term investments	—	33,533
Accounts receivable, net of allowance for doubtful accounts of $72 and $75 (unaudited), respectively	4,726	12,927
Prepaid expenses and other current assets	608	1,849
Prepaid royalties	555	3,858
Total current assets	17,852	83,563
Property and equipment, net	834	1,998
Goodwill	3,789	4,081
Intangible assets, net	450	226
Other non-current assets	154	746
Total assets	$23,079	$90,614

Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$544	$1,185
Accrued expenses and other liabilities	2,399	2,960
Deferred revenue	819	97
Current portion of notes payable	2,327	33
Total current liabilities	6,089	4,275
Notes payable, net of current portion	61	2
Total liabilities	6,150	4,277
Commitments and contingencies
Convertible redeemable preferred stock	32,608	—
Total stockholders’ deficit	(15,679)	86,337
Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$23,079	$90,614

JAMDAT Mobile Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
	(Unaudited)			(Unaudited)

Revenues	$5,222	$11,584	$13,470	$36,566

Cost of Revenues	803	2,679	1,998	6,957
Gross profit	4,419	8,905	11,472	29,609
Operating Expenses:
Research and development	2,613	4,080	7,338	12,614
Selling and marketing	1,445	1,896	3,245	5,501
General and administrative	1,575	2,193	3,889	7,151
Acquired in-process research and development	—	—	103	—
Stock-based compensation	624	536	4,030	3,019
Total operating expenses	6,257	8,705	18,605	28,285
Income (loss) from operations	(1,838)	200	(7,133)	1,324
Interest and other income (expense), net	(7)	399	77	444
Net income (loss)	$(1,845)	$599	$(7,056)	$1,768

Net income (loss) per common share:
Basic	$(0.63)	$0.03	$(2.67)	$0.24
Diluted	$(0.63)	$0.03	$(2.67)	$0.20

Weighted average shares used in computing net income (loss) per common share:
Basic	2,945,740	19,301,443	2,643,825	7,402,188
Diluted	2,945,740	20,706,771	2,643,825	8,878,727

Non-GAAP Results (in thousands, except per share data)

The following table shows the Company’s non-GAAP results reconciled to the Generally Accepted Accounting Principles (“GAAP”)

Condensed Consolidated Statements of Operations. The Company’s non-GAAP results do not include amortization of intangibles and employee stock-based compensation and charges for acquired in-process research and development.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004

Net income (loss)	$(1,845)	$599	$(7,056)	$1,768
Amortization of intangibles	67	74	133	277
Acquired in-process research and development	—	—	103	—
Stock based compensation	624	536	4,030	3,019
Adjusted net income (loss)	$(1,154)	$1,209	$(2,790)	$5,064

Adjusted net income (loss) per diluted share	$(0.39)	$0.06	$(1.06)	$0.57
Weighted average shares used in computing adjusted net income (loss) per common share:	2,945,740	20,706,771	2,643,825	8,878,727

Gross profit	$4,419	$8,905	$11,472	$29,609
Amortization of intangibles	67	74	133	277
Adjusted gross profit	$4,486	$8,979	$11,605	$29,886